Exhibit 10.21

LOAN AGREEMENT

BETWEEN

KOSS CORPORATION,

a Delaware corporation

AND

HARRIS N.A.,

a national banking association

FEBRUARY 16, 2009

TABLE OF CONTENTS

Section 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	Accounting Terms	10
1.3	Other Terms Defined in UCC	10
1.4	Other Interpretive Provisions	10
Section 2 COMMITMENT OF THE BANK; BORROWING PROCEDURES; PAYMENTS		11
2.1	Commitments	11
2.2	Borrowing Procedures	12
2.3	Loan Account	15
2.4	Discretionary Disbursements	15
2.5	Notes	15
2.6	Revolving Loan Principal Payments	15
2.7	Taxes	16
2.8	Compliance with Bank Regulatory Requirements; Increased Costs	17
Section 3 INTEREST RATE, FEES AND EXPENSES		17
3.1	Interest Rates	17
3.2	Default Rate	17
3.3	Interest Payment Dates	17
3.4	Computations	18
3.5	Letter of Credit Fees	18
3.6	Non-Use Fee	18
3.7	Costs, Fees and Expenses	18
Section 4 CONDITIONS OF BORROWING		19
4.1	Loan Documents	19
4.2	Event of Default	20
4.3	Banking Relationship	20
4.4	Reimbursement of Expenses	20
4.5	Material Adverse Effect	20
4.6	Litigation	20
4.7	Representations and Warranties	20
Section 5 REPRESENTATIONS AND WARRANTIES		20
5.1	Borrower Organization and Name	20
5.2	Authorization	21
5.3	Validity and Binding Nature	21
5.4	Ownership of Properties; Liens	21
5.5	Equity Ownership	21
5.6	Intellectual Property	21
5.7	Financial Statements	21
5.8	Litigation and Contingent Liabilities	21
5.9	Event of Default	22
5.10	Adverse Circumstances	22
5.11	Environmental Laws and Hazardous Substances	22
5.12	Solvency, etc.	22
5.13	ERISA Obligations	22
5.14	Labor Relations	23

5.15	Lending Relationship	23
5.16	Business Loan	23
5.17	Taxes	23
5.18	Compliance with Regulation U	23
5.19	Governmental Regulation	23
5.20	Place of Business	24
5.21	Complete Information	24
Section 6 AFFIRMATIVE COVENANTS		24
6.1	Borrower Existence	24
6.2	Compliance With Laws	24
6.3	Payment of Taxes and Liabilities	25
6.4	Maintain Property	25
6.5	Maintain Insurance	25
6.6	ERISA Liabilities; Employee Plans	25
6.7	Intellectual Property	26
6.8	Notice of Proceedings	26
6.9	Notice of Event of Default or Material Adverse Effect	26
6.10	Environmental Matters	26
6.11	Further Assurances	27
6.12	Banking Relationship	27
6.13	Financial Statements and Books and Records	27
6.14	Reporting Requirements	27
6.15	Use of Proceeds	28
6.16	Other Reports	28
Section 7 NEGATIVE COVENANTS		28
7.1	Debt	28
7.2	Encumbrances	28
7.3	Transfer; Merger; Sales	29
7.4	Investments, Acquisitions, Loans and Advances	29
7.5	Intentionally Omitted	29
7.6	Transactions with Affiliates	29
7.7	Unconditional Purchase Obligations	29
7.8	Cancellation of Debt	29
7.9	Inconsistent Agreements	30
7.10	Use of Proceeds	30
7.11	Business Activities; Change of Legal Status and Organizational Documents	30
Section 8 FINANCIAL COVENANTS		30
8.1	Tangible Net Worth	30
8.2	Liabilities to Tangible Net Worth	30
8.3	Interest Coverage Ratio	30
Section 9 EVENTS OF DEFAULT		30
9.1	Nonpayment of Obligations	30
9.2	Misrepresentation	31
9.3	Nonperformance	31
9.4	Default under Loan Documents	31
9.5	Default under Other Debt	31

ii

9.6	Other Material Obligations	31
9.7	Bankruptcy, Insolvency, etc.	31
9.8	Judgments	32
9.9	Change in Control	32
9.10	Material Adverse Effect	32
Section 10 REMEDIES		32
10.1	Rights and Remedies	32
10.2	No Waiver	32
Section 11 MISCELLANEOUS		33
11.1	Entire Agreement	33
11.2	Amendments	33
11.3	Waiver of Defenses	33
11.4	Forum Selection and Consent to Jurisdiction	33
11.5	Waiver of Jury Trial	34
11.6	Assignability	34
11.7	Confidentiality	34
11.8	Binding Effect	35
11.9	Governing Law	35
11.10	Enforceability	35
11.11	Survival of Borrower Representations	35
11.12	Extensions of Bank’s Commitment	35
11.13	Time of Essence	36
11.14	Counterparts; Facsimile Signatures	36
11.15	Notices	36
11.16	Release of Claims Against Bank	37
11.17	Costs, Fees and Expenses	37
11.18	Indemnification	38
11.19	Revival and Reinstatement of Obligations	39
11.20	Customer Identification — USA PATRIOT Act Notice	39

iii

LOAN AGREEMENT

This LOAN AGREEMENT dated as of February 16, 2009 (the “Agreement”), is executed by and between KOSS CORPORATION, a Delaware corporation (the “Borrower”) which has its chief executive office located at 4129 North Port Washington Avenue, Milwaukee, Wisconsin 53212, and HARRIS N.A., a national banking association (the “Bank”), whose address is 111 West Monroe Street, Chicago, Illinois 60603.

RECITALS:

The Borrower desires to borrow funds and obtain other financial accommodations from the Bank.

Pursuant to the Borrower’s request, the Bank is willing to extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Bank, and the Bank agrees to lend to the Borrower, subject to and upon the following terms and conditions:

AGREEMENTS:

Section 1                                             DEFINITIONS.

1.1                                 Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Affiliate” of any person or entity shall mean (a) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such person or entity, (b) any officer or director of such entity, and (c) with respect to the Bank, any entity administered or managed by the Bank, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A person or entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract, ownership of voting securities, membership interests or otherwise.

“Applicable Interest Rate” shall mean, as to the Revolving Loans, a per annum rate of interest equal to the Prime Rate (and with respect to each LIBOR Loan, such LIBOR Rate for the applicable Interest Period).

“Applicable L/C Fee” shall mean, one and one quarter percent (1.25%).

“Applicable Non-Use Fee” shall mean 0.15% per annum.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrower or any Subsidiary with the Bank or any Affiliate of the Bank concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or any Subsidiary to the Bank or any Affiliate of the Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to the Borrower or any Subsidiary by the Bank or any Affiliate of the Bank, including but not limited to:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Lease” shall mean a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by a lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of the lessee prepared in accordance with GAAP.

“Capital Securities” shall mean all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean all rental obligations as lessee under a Capital Lease which are or will be required to be capitalized on the books of the lessee.

“Change in Control” “Change in Control” shall mean the occurrence of any of the following events: (a) the Control Group ceases to collectively own, directly or indirectly, legally and beneficially, at least 51% of the outstanding Capital Securities of the Borrower having voting rights in the election of directors under normal circumstances or (b) a majority of the members of the Board of Directors of the Borrower shall cease to be Continuing Members.

“Confidential Information” shall mean all information provided by the Borrower or any of its Affiliates to the Bank including, without limitation, any and all financial information prepared on a pro forma basis, but excluding all information that is available to the Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Affiliates or from any other natural or legal person on behalf of the Borrower.

“Continuing Member” shall mean a member of the Board of Directors of the Borrower who either (i) was member of the Borrower’s Board of Directors on the day before the date hereof and has been such continuously thereafter or (ii) became a member of such Board of Directors on or after the date hereof and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Borrower’s Board of Directors.

“Control Group” shall mean (a) the Current Ownership; (b) spouses (including surviving spouses), lineal descendants and spouses (including surviving spouses) of lineal descendents of Current Ownership; (c) the estates or legal representatives of the natural or legal persons named in clauses (a) or (b); (d) any trust, custodianship or other fiduciary arrangement in respect of which one or more members of Current Ownership (i) are the principal beneficiaries and (ii) constitute a majority of the trustees, custodians or other fiduciaries with voting power over such trust, custodianship or other fiduciary arrangement; and (e) a voting trust, a majority of whose trustee(s) is (are) member(s) of the Current Ownership, if a majority of the holders of voting trust certificates are members of the Current Ownership.  For purposes of this definition, “lineal descendents” shall include adopted persons who are twelve years of age or under at the time of adoption.

“Current Ownership” shall mean the Person or Persons who, as of the date of this Agreement, collectively own and control, directly or indirectly, legally and beneficially, at least 50% of the outstanding Capital Securities of the Borrower having voting rights in the election of directors in normal circumstances.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Default Rate” shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2%).

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“EBITDA” shall mean, for any period, (a) the sum for such period of: (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes, plus (iv) Depreciation, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges, minus (b) income or loss attributable to equity in any Subsidiary, in each case to the extent included in determining Net Income for such period.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 9 hereof.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial

Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreements” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean any liability under any Hedging Agreement.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporations, Affiliate or Subsidiary of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Charges” shall mean, for any period, the sum of:  (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP.

“Interest Period” shall mean successive one, two or three month periods, beginning and ending on the dates specified in the Revolving Note.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and a Letter of Credit Application, as set forth in Section 2.1(b) of this Agreement.

“Letter of Credit Application” shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Bank at the time of such request for the type of Letter of Credit requested.

“Letter of Credit Commitment” shall mean, at any time, an amount equal to the Revolving Loan Commitment minus the aggregate amount of all Revolving Loans outstanding.

“Letter of Credit Maturity Date” shall mean December 31, 2010.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.1(b), and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder.  For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank’s acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“Letter of Credit Sublimit” shall mean, at any time, an amount equal to Ten Million Dollars ($10,000,000).

“Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that bear interest at the LIBOR Rate.

“LIBOR Rate” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion.  The Bank’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 4.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower or any of its Subsidiaries for the benefit of the Bank pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Loans” shall mean, collectively, all Revolving Loans made by the Bank to the Borrower and all Letter of Credit Obligations under and pursuant to this Agreement.

“LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, plus one and one quarter percent (1.25%), which LIBOR Rate shall remain fixed during such Interest Period.

“Master Letter of Credit Agreement” shall mean, at any time, with respect to the issuance of Letters of Credit, a Master Letter of Credit Agreement in the form being used by the Bank at such time.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Borrower taken as a whole, (b) a material impairment of the ability of the Borrower to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) the legality, validity, binding effect or enforceability against the Borrower of any of the Loan Documents, (ii) under any Loan Document, or (iii) the rights or remedies of the Bank under any Loan Document.

“Net Income” shall mean, with respect to the Borrower and its Subsidiaries for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP, excluding any gains from the disposition of assets, any extraordinary gains and any gains from discontinued operations.

“Non-Excluded Taxes” shall mean income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

“Non-Use Fee” shall have the meaning set forth in Section 3.6 hereto.

“Obligations” shall mean the Loans, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower to the Bank whether under this Agreement, under any other Loan Document or under any other document or instrument executed and delivered to the Bank by the Borrower, including, without limitation, all obligations of the Borrower with respect to any and loans or other extensions of the credit by the Bank to the Borrower, any reimbursement obligations of the Borrower in respect of Letters of Credit and surety bonds, all Hedging Obligations of the Borrower which are owed to the Bank or any Affiliate of the Bank, all Bank Product Obligations of the Borrower and all obligations of the Borrower under any guaranties in respect of obligations owed by any other party to the Bank, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof.

“Obligor” shall mean the Borrower, any accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Liens” shall mean (a) liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no lien has been filed; (c) liens and security interests granted from time to time in favor of the Bank; (d) purchase money liens on equipment securing Liabilities permitted under Section 7.1 of this Agreement; and (e) liens arising in the ordinary course of business (such as (i) liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law, and (ii) liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no lien has been filed.

“Person” shall means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that bear interest at the Prime Rate.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently publicly announced by the Bank as its Prime Rate, which is not intended to be the Bank’s lowest or most favorable rate of interest at any one time.  The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank.  The Bank shall not be obligated to give notice of any change in the Prime Rate.

“Revolving Interest Rate” shall mean the Borrower’s from time to time option of (i) the Prime-Based Rate, or (ii) the LIBOR Rate.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.2(a) of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the Revolving Loan Commitment minus the Letter of Credit Obligations.

“Revolving Loan Commitment” shall mean Ten Million and 00/100 Dollars ($10,000,000.00), which amount may be reduced from time to time in increments of One Million and 00/100 Dollars ($1,000,000.00) at the request of the Borrower with five (5) days’ written notice to Bank.

“Revolving Loan Exposure” shall mean, at any time, an amount equal to the aggregate principal balance of all Revolving Loans outstanding at any time plus the Letter of Credit Obligations.

“Revolving Loan Maturity Date” means January 29, 2010, unless extended by Bank pursuant to any modification, extension or renewal note executed by Borrower and accepted by Bank in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean a revolving note in the form attached as Exhibit A hereto, dated as of the date hereof, in the amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“Subsidiary” and “Subsidiaries” shall mean each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which the Borrower owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.

“Tangible Net Worth” shall mean, at any time the same is to be determined, the total shareholders equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Borrower determined in accordance with generally accepted accounting principles, less the sum of (a) all notes receivable from officers and employees of the Borrower, (b) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets, and (c) the write-up of assets above cost.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 11.18 hereof.

1.2           Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement.  If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations, which are reviewed and certified by the Borrower’s accountants, for all financial covenants, shall perform all financial covenants and shall otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

1.3           Other Terms Defined in UCC.  All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4           Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b)           Section and Schedule references are to this Agreement unless otherwise specified.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           The term “including” is not limiting, and means “including, without limitation”.

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)            To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2                                             COMMITMENT OF THE BANK; BORROWING PROCEDURES; PAYMENTS

2.1           Commitments.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents:

(a)           Revolving Loan Commitment.  The Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Termination Date, and in such amounts as the Borrower may from time to time request, provided, however, that the Revolving Loan Exposure shall not exceed the Revolving Loan Commitment.  Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Termination Date.  The Revolving Loans shall be used by the Borrower for working capital, to refinance existing indebtedness, stock repurchase and general corporate purposes.

(b)           Letter of Credit Commitment.  Upon the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of the

Master Letter of Credit Agreement and a Letter of Credit Application, the Bank agrees to issue for the account of Borrower from time to time up to, but not including, the Revolving Loan Termination Date, such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, provided that (i) the Letter of Credit Obligations may not at any time exceed the Letter of Credit Sublimit, and (ii) no Letter of Credit shall have an expiration date later than the earlier of (1) one year from its date of issuance, and (2) the Letter of Credit Maturity Date.  The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank’s demand for repayment, or (ii) one (1) day from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary.  Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Loans consisting of Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.  To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.

2.2           Borrowing Procedures.

(a)           Borrowing Procedures.  Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan, provided, however, that at any time, the Borrower may identify no more than six (6) Revolving Loans which may be LIBOR Loans.  Each Loan shall be made available to the Borrower upon any written, verbal, electronic, telephonic or facsimile loan request which the Bank in good faith believes to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case.  Each such request shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR Loan, the initial Interest Period therefor.  The Borrowers shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such LIBOR Loan.  The final Interest Period must be such that its expiration occurs on or before the maturity or termination date of such Loan.  A request for a Prime Loan must be received by the Bank no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded.  A request for a LIBOR Loan must be (i) received by the Bank no later than 11:00 a.m. Chicago, Illinois time, three days before the day it is to be funded, and (ii) in an amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00).  The proceeds of each Loan shall be made available at the office of the Bank by credit to the account of a Borrower or by other means requested by the Borrowers and acceptable to the Bank.  The Borrower hereby irrevocably confirms, ratifies and approves all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold the Bank harmless with respect thereto.

(b)           LIBOR Conversion and Continuation Procedures.  Each LIBOR Loan shall automatically renew for the Interest Period specified in the initial request received by the Bank pursuant to Section 2.2(a), at the then current LIBOR Rate unless the Borrower, pursuant to a subsequent written notice received by the Bank, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Loan to a Prime Loan.  Each Interest Period occurring after the initial Interest Period with respect to any LIBOR Loan shall commence on the same day of each applicable month as the first day of the initial Interest Period.  Whenever the last day of any Interest Period with respect to any LIBOR Loan would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day.  Whenever an Interest Period with respect to any LIBOR Loan would otherwise end on a day of a month for which there is no numerically corresponding day in the calendar month, such Interest Period shall end on the last day of such calendar month, unless such day is not a Business Day, in which event such Interest Period shall be extended to end on the next Business Day.  Upon receipt by the Bank of such subsequent notice, the Borrower may, subject to the terms and conditions of this Agreement, elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loan having an Interest Period expiring on such day for a different Interest Period, or to convert any such LIBOR Loan to a Prime Loan.  Such notice shall, in the case of a conversion to a Prime Loan, be given before 11:00 a.m., Chicago time, on the proposed date of such conversion, and in the case of conversion to a LIBOR Loan having a different Interest Period, be given before 11:00 a.m., Chicago time, at least three Business Days prior to the proposed date of such conversion, specifying: (i) the proposed date of conversion; (ii) the aggregate amount of Loans to be converted; (iii) the type of Loans resulting from the proposed conversion; and (iv) the duration of the requested Interest Period.  The Borrower may not elect a LIBOR Rate, and an Interest Period for a LIBOR Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall bear interest at the Applicable Interest Rate for Prime Loans until repaid.

(c)           LIBOR Loan Prepayments.  Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time, unless such prepayment is accompanied by the applicable LIBOR Loan breakage fees as set forth below.  If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid, plus the greater of (x) $250 and (y) the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan.  The amount of any such loss or expense payable by the Borrowers to the Bank under this section shall be determined in the Bank’s sole discretion based upon the assumption that the Bank funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which the Bank deems appropriate and practical, provided, however, that the Bank is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

(d)           LIBOR Unavailability.  If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a LIBOR Loan, the Bank shall promptly notify the Borrowers thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter.  In addition, at the Borrowers’ option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(e)           Regulatory Change.  In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrowers and none of the Loans may be advanced as a LIBOR Loan thereafter.  In addition, at the Borrowers’ option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(f)            LIBOR Indemnity.  If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrowers to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such

LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrowers shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

2.3           Loan Account.  The Bank shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (i) all disbursements and advances made by the Bank to Borrower pursuant to this Agreement, (ii) all payments made by Borrower on all such Loans and advances and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest, fees, charges and expenses.  All entries in the Loan Account shall be made in accordance with the Bank’s customary accounting practices as in effect from time to time.  All amounts recorded in the Loan Account shall be, absent manifest error, prima facie evidence of (i) the principal amount of the Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any accrued and unpaid interest owing on the Loans, and (iii) all amounts repaid on the Loans or the Letter of Credit Obligations; provided, however, the failure to record any such amount or any error in recording such amounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement to repay the principal amount of the Loans, together with all interest accruing thereon.  The Borrower hereby authorizes and directs the Bank, at the Bank’s option, to (a) debit the amount of the then due Obligations to any ordinary deposit account of  Borrower, or (b) make a Revolving Loan hereunder to pay the amount of the Obligations, however, the Bank may, in its sole and absolute discretion, elect to bill the Borrower the amount of any then due Obligations in which case the amount shall be immediately due and payable with interest thereon as provided herein.  Not less than ten (10) days after the last day of each month, the Bank shall render to the Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees.

2.4           Discretionary Disbursements.  The Bank, in its sole and absolute discretion, may immediately upon notice to the Borrower, disburse any or all proceeds of the Loans made or available to the Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid.  All monies so disbursed shall be a part of the Obligations, payable by the Borrowers on demand from the Bank.

2.5           Notes.  The Revolving Loans and the Letter of Credit Obligations may be, at the Bank’s sole option, evidenced by the Revolving Notes.

2.6           Revolving Loan Principal Payments.

(a)           All Revolving Loans hereunder shall be repaid by the Borrower on the Revolving Loan Termination Date.

(b)           In the event the Revolving Loan Exposure exceeds the Revolving Loan Commitment, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to the Bank as shall be necessary to eliminate such excess.

(c)                                  The Borrower may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment.  Any prepayment of any LIBOR Loan shall be subject to Section 2.2(c).

(d)                                 Due Date Extensions.  If any payment to be made by the Borrower hereunder shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

(e)                                  Collection of Funds.  All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.  The final payment due under any of the Loans must be made by wire transfer or other immediately available funds.

2.7                                 Taxes.

(a)                                  All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to the Bank with respect to any Non-Excluded Taxes that are attributable to the Bank’s failure to comply with the requirements of subsection 2.7 (c).

(b)                                 The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)                                  At the request of the Borrower and at the Borrower’s sole cost, the Bank shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other

Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)                                 Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Bank for any other reason, the Borrower shall indemnify the Bank on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Bank.

(e)                                  The agreements in this Section 2.7 shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.8                                 Compliance with Bank Regulatory Requirements; Increased Costs.  If the Bank shall reasonably determine that any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Bank’s or such controlling Person’s capital as a consequence of the Bank’s obligations hereunder or under any Letter of Credit to a level below that which the Bank or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Bank under this Agreement or under any Note with respect thereto, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrowers shall pay directly to the Bank or such controlling Person such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is ninety days (90) days prior to the date on which the Bank first made demand therefor.

Section 3                                             INTEREST RATE, FEES AND EXPENSES.

3.1                                 Interest Rates.  Except as otherwise provided in Section 3.2, all Loans shall bear interest at a rate per annum equal to the Applicable Interest Rate from time to time in effect.

3.2                                 Default Rate.  After the occurrence and during the continuation of an Event of Default, interest on the outstanding principal balance of the Loans, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

3.3                                 Interest Payment Dates.  Accrued and unpaid interest on the unpaid principal balance of all Loans which are Prime Loans, shall be due and payable monthly, in arrears, commencing on November 30, 2008, and continuing on the last day of each calendar month thereafter and on the Revolving Loan Maturity Date.  Accrued and unpaid interest on the unpaid principal balance of all Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period (provided, however, that for Interest Periods of more than three months, accrued interest shall also be paid on the date which is three months from the first day of such Interest Period) and on the Revolving Loan Maturity Date.

3.4                                 Computations.  Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed.  Principal payments submitted in funds not immediately available shall continue to bear interest until collected.

3.5                                 Letter of Credit Fees.  All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by the Bank.  In addition to the foregoing, each standby Letters of Credit issued under and pursuant to this Agreement shall bear an annual issuance fee equal to the Applicable L/C Fee multiplied by the face amount of such Letter of Credit, payable by the Borrower prior to the issuance by the Bank of such Letter of Credit and annually thereafter, until (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit.

3.6                                 Non-Use Fee.  The Borrower agrees to pay to the Bank a non-use fee equal to the Applicable Non-Use Fee multiplied by the total of (a) the Revolving Loan Commitment, minus (b) the daily average of the Revolving Loan Exposure, which non-use fee shall be (x) calculated on the basis of a year consisting of 360 days, (y) paid for the actual number of days elapsed, and (z) payable quarterly in arrears on the last day of each March, June, September and December, and on the Revolving Loan Termination Date.

3.7                                 Costs, Fees and Expenses.  The Borrower shall pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with, (a) the negotiation, preparation and consummation of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document); (b) during any workout, restructuring or negotiations in respect thereof, reasonable consultants’ fees, (c) any and all stamp and other taxes payable in connection with this Agreement or the other Loan Documents, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement and the other Loan Documents, (d) all inspections or audits by the Bank (or by the Bank’s agents), provided, however, that so long as no Event of Default or Unmatured Event of Default exists, the Borrower shall not be required to reimburse the Bank for inspections or audits more frequently than once each fiscal year.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank within ten (10) Business Days of notice thereof.  In addition, if at any time or times hereafter the Bank: (x) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Bank against a Borrower or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrowers to the Bank on demand.

Section 4                                             CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse, make or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

4.1                                 Loan Documents.  The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(a)                                  Loan Agreement.  Two copies of this Agreement duly executed by the Borrower.

(b)                                 Revolving Note.  A Revolving Note duly executed by the Borrower, in the form attached as Exhibit A hereto.

(c)                                  Search Results; Lien Terminations.  Copies of UCC search reports dated such a date as is reasonably acceptable to the Bank, listing all effective financing statements which name the Borrower and any of its Subsidiaries, under their present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing indebtedness to be repaid with the Loans, the termination of all agreements relating thereto and the release of all liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as the Bank may reasonably request.

(d)                                 Secretary’s Certificate.  Certified copies of (i) the organizational documents of the Borrower, (ii) good standing certificates in the state of organization of the Borrower and in each other state requested by the Bank, (iii) resolutions of the of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, and (iv) signature and incumbency certificates of the authorized signers for the Borrower executing any of the Loan Documents, it being understood that the Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(e)                                  Insurance.  Standard certificates of insurance which include the dollar amount of the coverage on the items located at each of Borrower’s locations.

(f)                                    Financial Statements.  Audited consolidated financial statements for the Borrower and its Subsidiaries for the fiscal years ending June 30, 2008, June 30, 2007; and June 30, 2006; projected income statements, balance sheets and cash flow statements of the Borrower and its Subsidiaries prepared by the Borrower.

(g)                                 Additional Documents.  Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall require.

4.2                                 Event of Default.  Any Event of Default or Unmatured Event of Default shall have occurred and be continuing or the Borrower shall not otherwise be in full compliance with the terms and conditions of this Agreement.

4.3                                 Banking Relationship.  The Borrower shall have failed to establish and maintain the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related services within 90 days from the date of this Agreement.

4.4                                 Reimbursement of Expenses.  The Borrower shall have failed to reimburse the Bank for all expenses for which it has agreed to reimburse the Bank pursuant to Section 11.17 hereto for which invoices have been presented to the Borrower.

4.5                                 Material Adverse Effect.  The occurrence of any event having a Material Adverse Effect upon the Borrower.

4.6                                 Litigation.  Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders having a Materially Adverse Effect upon the Borrower.

4.7                                 Representations and Warranties.  Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

Section 5                                             REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall survive the execution and delivery of this Agreement.  Such representations and warranties shall be true as of the date of this Agreement and as of the date of any Loan.

5.1                                 Borrower Organization and Name.  The Borrower and each Subsidiary, if any, is duly organized, existing and in good standing, with full and adequate power to carry on and conduct its business as presently conducted.  The Borrower and each Subsidiary, if any, is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such qualification or licensing.  The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement.

5.2                                 Authorization.  The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents.  The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Borrower’s organizational documents, nor require any consent, approval, authorization, or filings with, notice to or other act by or in respect of, any governmental authority or any other party (other than any consent or approval which has been obtained and is in full force and effect).  All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

5.3                                 Validity and Binding Nature.  This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4                                 Ownership of Properties; Liens.  The Borrower owns or has other rights in all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

5.5                                 Equity Ownership.  All issued and outstanding Capital Securities of the Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

5.6                                 Intellectual Property.  The Borrower owns and possesses or has a license or other right to use all Intellectual Property as are materially necessary for the conduct of the businesses of the Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower, and no material claim has been asserted and is pending challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower know of any valid basis for any such claim.

5.7                                 Financial Statements.  All financial statements submitted to the Bank by the Borrower have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated.  Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no change in the financial condition or in the assets or liabilities of the Borrower having a Material Adverse Effect on the Borrower.

5.8                                 Litigation and Contingent Liabilities.  There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the knowledge of the Borrower, threatened, against the Borrower, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect upon the Borrower.  Other than any liability incident to such litigation or proceedings, the Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent financial statements delivered to the Bank or otherwise disclosed in writing to the Bank.

5.9                                 Event of Default.  No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any of the other Loan Document, and the Borrower is not in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party that would have a Material Adverse Effect.

5.10                           Adverse Circumstances.  No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon the Borrower, or (b) would constitute an Event of Default or an Unmatured Event of Default.

5.11                           Environmental Laws and Hazardous Substances.  The Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other party, nor is any pending or, to the best of the Borrower’s knowledge, threatened. The Borrower has no material liability, contingent or otherwise, in connection with any violation of any Environmental Law.

5.12                           Solvency, etc.  As of the date hereof, and immediately prior to and after giving effect to the Borrower undertaking any Obligation hereunder, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the United States Bankruptcy Code, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.13                           ERISA Obligations.  All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified.  No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies.  The Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a lien against any of its properties or assets.

5.14                           Labor Relations.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or, to the best knowledge of the Borrower, threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrower or, to the best knowledge of the Borrower, threatened before any governmental authority.

5.15                           Lending Relationship.  The relationship hereby created between the Borrower and the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.  The Bank represents that it will receive any promissory note payable to its order as evidence of a bank loan.

5.16                           Business Loan.  The Loans, including interest rate, fees and charges as contemplated hereby, (i) are extensions of credit to a business entity within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.

5.17                           Taxes.  The Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Bank and the contesting of such payment does not create a lien on property of the Borrower which is not a Permitted Lien or that could not otherwise be reasonably expected to have a material Adverse Effect.  There is no controversy or objection pending or threatened in respect of any tax returns of the Borrower.  The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

5.18                           Compliance with Regulation U.  No portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

5.19                           Governmental Regulation.  The Borrower and the Subsidiaries are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding

Company Act of 1935, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

5.20                           Place of Business.  The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement and the Borrower shall promptly notify the Bank of any change in such location.

5.21                           Complete Information.  This Agreement and all financial statements and other materials and information furnished by the Borrower to the Bank in connection with this Agreement, and all written information hereafter furnished by or on behalf of the Borrower to the Bank in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

Section 6                                             AFFIRMATIVE COVENANTS.

6.1                                 Borrower Existence.  The Borrower shall at all times preserve and maintain its (a) existence and good standing in the jurisdiction of its organization, and (b) qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which the Borrower is presently conducting.

6.2                                 Compliance With Laws.  The Borrower shall use the proceeds of the Loans to refinance existing indebtedness, for the issuance of Letters of Credit as set forth herein, for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause any Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.  In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

6.3           Payment of Taxes and Liabilities.  The Borrower shall pay, and cause any Subsidiary to pay, and discharge, before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it, as well as claims of any kind which, if unpaid, could become a lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.4           Maintain Property.  The Borrower shall at all times maintain, preserve and keep its plant, properties and equipment in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained.  The Borrower shall permit the Bank to examine and inspect such plant, properties and equipment at all reasonable times.

6.5           Maintain Insurance.  The Borrower shall at all times maintain, and cause any Subsidiary to maintain, with insurance companies reasonably acceptable to the Bank, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Bank.  The Borrower shall furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower, which shall be reasonably acceptable in all respects to the Bank.

In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Bank deems advisable.  This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, and (b) may not pay any claim made by, or against, the Borrower in connection with such property.  The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section.  If the Bank purchases such insurance, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the principal amount of the Loans owing hereunder.  The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

6.6           ERISA Liabilities; Employee Plans.  The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

6.7           Intellectual Property.  The Borrower shall maintain, preserve and renew all Intellectual Property that is materially necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

6.8           Notice of Proceedings.  The Borrower, promptly upon becoming aware, shall give written notice to the Bank of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or to which any of its respective properties is subject which might reasonably be expected to have a Material Adverse Effect or cause an Event of Default or an Unmatured Event of Default.

6.9           Notice of Event of Default or Material Adverse Effect.  The Borrower shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect on the Borrower.

6.10         Environmental Matters.  The Borrower will comply in all material respects with all Environmental Laws and will obtain all licenses, permits, certificates, approvals and similar authorizations thereunder. The Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances.  The Borrower agrees to allow the Bank or its agent reasonable access to the properties of the Borrower and any Subsidiaries to confirm compliance with all Environmental Laws, and the Borrower shall, following determination by the Bank that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are reasonably appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

6.11                           Further Assurances.  The Borrower shall take, and cause any Subsidiary to take, such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower and its Subsidiaries, in each case as the Bank may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

6.12                          Banking Relationship.  The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related services.

6.13                          Financial Statements and Books and Records.  The Borrower shall make no change with respect to its accounting principles without giving prior notification to the Bank.  All financial statements delivered to the Bank will accurately reflect the financial condition of the Borrower.  The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

6.14                          Reporting Requirements.  The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower as the Bank shall require, including:

(a)           CPA Financial Statements.  Promptly when available, and in any event, within 120 days after the close of each fiscal year, a copy of the audited financial statements of the Borrower and any Subsidiaries for such fiscal period, including consolidated (and consolidating if required by the Bank) balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent certified public account of recognized standing, selected by the Borrower and reasonably acceptable to the Bank.

(b)           Management Financial Statements.  Promptly when available, and in any event, within 45 days after the close of each fiscal quarter, a copy of the financial statements of the Borrower and any Subsidiaries for such fiscal period, including consolidated (and consolidating if required by the Bank) balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as accurate by the Borrower’s treasurer or chief financial officer.

(c)           Covenant Compliance Certificates.  Contemporaneously with the furnishing of the financial statements pursuant to this Section, a duly completed compliance certificate in the form attached as Exhibit C hereto, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower, containing a computation of each of the financial covenants set forth in Section 8 and stating that the Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

6.15                          Use of Proceeds.  The proceeds of all of the Loans, advances and/or extensions of credit made by the Bank to or for the benefit of the Borrower and/or its Subsidiaries pursuant to this Loan Agreement and/or the Loan Documents will be used by the Borrower exclusively to refinance existing indebtedness, for the issuance of Letters of Credit as set forth herein, for working capital and other general corporate or business purposes.

6.16                          Other Reports.  Within such period of time as the Bank may specify, the Borrower shall deliver to the Bank such other schedules and reports as the Bank may require.

Section 7                                             NEGATIVE COVENANTS.

7.1                                Debt.  The Borrower shall not, either directly or indirectly, create, assume, incur or have outstanding any Debt or Liabilities (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of another, except:

(a)           the Obligations under this Agreement and the other Loan Documents or any other indebtedness from time to time owing to the Bank;

(b)           obligations of the Borrower for taxes, assessments, municipal or other governmental charges;

(c)           obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(d)           endorsement for collection or deposit of commercial paper received in the ordinary course of business; and

(e)           purchase money indebtedness secured by the assets of the Borrower purchased with the proceeds of such purchase money indebtedness in an aggregate amount not to exceed $1,000,000.

7.2                                Encumbrances.  The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any lien, security interest or charge of any kind or character upon any asset of the Borrower or its Subsidiaries, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

7.3                                Transfer; Merger; Sales.  The Borrower shall not, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other entity, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into the Borrower or into any other domestic Subsidiary; (ii) any such purchase or other acquisition by the Borrower or any domestic Subsidiary of the assets or equity interests of any Subsidiary, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), except for sales of Inventory in the ordinary course of business, or (c) sell or assign, with or without recourse, any receivables.

7.4                                Investments, Acquisitions, Loans and Advances.  The Borrower shall not directly or indirectly make, retain, or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other person or entity, or acquire all or any substantial part of the assets or business of any other person or entity or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a)           investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)           investments in commercial paper rated at least P-1 by Moody’s Investors Service, Inc., and at least A-1 by Standard & Poor’s Ratings Services Group maturing within one year of the date of issuance thereof; or

(c)           investments in certificates of deposit issued by the Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less.

7.5                                This section has been intentionally omitted.

7.6                                Transactions with Affiliates.  The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a party that is not an Affiliate of the Borrower.

7.7                                Unconditional Purchase Obligations.  The Borrower shall not and shall not permit any Subsidiary to enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

7.8                                Cancellation of Debt.  The Borrower shall not, and not permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business or otherwise consistent with Borrower’s historical practices with regard to its accounts receivable.

7.9                                Inconsistent Agreements.  The Borrower shall not and shall not permit any Subsidiary to enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, or (b) prohibit the Borrower or any Subsidiary from granting to the Bank a lien on any of its assets.

7.10                          Use of Proceeds.  Neither the Borrower nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by an the Bank or any of its Affiliates.

7.11                          Business Activities; Change of Legal Status and Organizational Documents.  The Borrower shall not and shall not permit any Subsidiary to (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its type of organization, its jurisdiction of organization or other legal structure, or (c) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Bank.

Section 8                                             FINANCIAL COVENANTS.

8.1                                Tangible Net Worth.  As of the end of their fiscal quarter ending December 31, 2008 and each of their subsequent fiscal quarters, the Borrower and its Subsidiaries shall maintain consolidated Tangible Net Worth in an amount not less than Ten Million and 00/100 Dollars ($10,000,000.00).

8.2                                Liabilities to Tangible Net Worth.  As of the end of their fiscal quarter ending December 31, 2008 and each of their subsequent fiscal quarters, the Borrower and its Subsidiaries shall maintain a ratio of (i) consolidated Liabilities to (ii) consolidated Tangible Net Worth which shall not exceed 1.50 to 1.00.

8.3                                Interest Coverage Ratio.  As of the end of their fiscal quarter ending December 31, 2008 and each of their subsequent fiscal quarters, the Borrower and its Subsidiaries shall maintain a ratio of consolidated EBITDA to consolidated Interest Charges of not less than 2.00 to 1.00.

Section 9                                             EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

9.1                                Nonpayment of Obligations.  Any amount due and owing on any of the Obligations, whether by its terms or as otherwise provided herein, is not paid within 5 days of the date upon which it is due.

9.2                                Misrepresentation.  Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Bank shall be false in any material respect when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Bank by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

9.3                                Nonperformance.

(a)           Any failure to perform or default in the performance of any covenant, condition or agreement contained in Sections 6.1, 6.5, 6.7, 6.14, 7.1, 7.2, 7.3, 7.4, 7.5, 7.10, 8.1, 8.2 or 8.3 of this Agreement; or

(b)           Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement, in the other Loan Documents or any other agreement with the Bank which covenant, condition or agreement is not specifically referenced in Section 9.3(a) hereof, which failure to perform or default in performance is not remedied within 5 days after the date on which such failure to perform or default shall have occurred.

9.4                                Default under Loan Documents.  A default beyond any grace or cure period under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

9.5                                Default under Other Debt.  Any default by any Obligor in the payment of any indebtedness for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of such default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement and could reasonably be expected to result in a Material Adverse Effect.

9.6                                Other Material Obligations.  Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect, which default has not been remedied within 5 days after the date on which such default shall have occurred.

9.7                                Bankruptcy, Insolvency, etc.  Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not discharged within ninety (90) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor, or remains undismissed for ninety (90) days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

9.8                                Judgments.  The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any lien against any Obligor which (a) is not fully covered by insurance, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of the Bank and appealed, (ii) vacated, or (iii) discharged and (b) could reasonably be expected to result in a Material Adverse Effect.

9.9                                Change in Control.  The occurrence of any Change in Control.

9.10                          Material Adverse Effect.  The occurrence of any event which has a Material Adverse Effect on the Borrower.

Section 10                                      REMEDIES.

10.1                          Rights and Remedies.  Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security herefore, as a secured party under the UCC or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Sections 9.6, 9.7, 9.8 or 9.10, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Borrower or of any collateral for the Loans, notwithstanding anything contained herein or in the Loan Documents to the contrary.

10.2                          No Waiver.  No Event of Default shall be waived by the Bank except in writing.  No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11                                      MISCELLANEOUS.

11.1                          Entire Agreement.  This Agreement and the other Loan Documents (i) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (ii) are the final expression of the intentions of the Borrower and the Bank.  No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein or therein.  This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents.  This Agreement and the other Loan Documents are the result of negotiations among the Bank, the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank merely because of the Bank’s involvement in their preparation.

11.2                          Amendments.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.3                          Waiver of Defenses.  THE BORROWER, ON BEHALF OF ITSELF OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT.  PROVIDED THE BANK ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

11.4                          Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN THE COUNTY OF COOK AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE

BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.5         Waiver of Jury Trial.  THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

11.6         Assignability.  The Bank may at any time assign the Bank’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all collateral for the Loans, and the Bank thereafter shall be relieved from all liability with respect to such collateral.  In addition, the Bank may at any time sell one or more participations in the Loans.  The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank.  This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors.  All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.  In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

11.7         Confidentiality.  The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all Confidential Information, except that the Bank may disclose Confidential Information (a) to persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.7 (and any such assignee or participant or potential assignee or participant may disclose such information to persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Bank’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (f) to any nationally recognized rating agency that requires access to information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank; (g) with the prior written consent of Borrower; or (h) that ceases to be confidential through no fault of the Bank, it being understood that the persons to whom disclosure of Confidential Information is made will first be informed of the confidential nature of such information and instructed to keep such information confidential.  The Bank agrees that it shall be responsible for the breach of any of the terms hereof by any third party to whom the Bank discloses Confidential Information pursuant to this Section 11.7.

11.8         Binding Effect.  This Agreement shall become effective upon execution by the Borrower and the Bank.  If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

11.9         Governing Law.  This Agreement and the other Loan Documents shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

11.10       Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.11       Survival of Borrower Representations.  All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the other Loan Documents, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been indefeasibly paid in full in cash.  The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

11.12       Extensions of Bank’s Commitment.  This Agreement shall govern the terms of (i) any extensions or renewals of the Bank’s commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for any note evidencing a Loan.

11.13                     Time of Essence.  Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

11.14                     Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall be deemed to be originals thereof.

11.15                     Notices.  Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank’s rights hereunder.  All notices, requests, demands and other communications provided for hereunder shall be in writing (including, without limitation, notice by telecopy) and addressed to the Borrower or the Bank at the address or telecopier number shown for each party, respectively, below or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection.

If to the Bank, to:

Harris N.A.

111 West Monroe Street

Chicago, Illinois  60603

Attention: James Hess, Senior Vice President

Telephone:     (312) 461-5026

Facsimile:      (312) 461-6190

with a copy to:

Janet A. Stiven, Esq.

Dykema Gossett PLLC

10 South Wacker Drive

Suite 2300

Chicago, Illinois  60606

Telephone: (312) 627-2153

Facsimile: (866) 547-9401

if to the Borrower, to:

KOSS Corporation

4129 North Port Washington Avenue

Milwaukee, Wisconsin  53212

Telephone:  [•]

Facsimile:  [•]

with a copy to:

John E. Garda

K&L Gates LLP

1717 Main Street

Suite 2800

Dallas, TX 75043

Telephone:  (214) 939-5563

Facsimile:  (214) 939-5849

All notices addressed as above shall be deemed to have been properly given (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and a confirmation of such facsimile has been received by the sender; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the fifth (5th) day following the day such notice is deposited in any post office station or letter box; or (iii) if served in person or sent by recognized overnight courier, when delivered at the addresses specified in this Section.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

11.16                     Release of Claims Against Bank.  In consideration of the Bank making the Loans, the Borrower and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank from the date of their respective first contact with the Bank until the date of this Agreement including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank.  The Borrower and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Loans to the Borrower.

11.17                     Costs, Fees and Expenses.  The Borrower shall pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation, due diligence, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including, without limitation, reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Bank, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Bank or any Affiliate of the Bank, plus costs and expenses of such attorneys or of the Bank; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated.  In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank on demand.  If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other party) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Bank against the Borrower or any other party that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any collateral for the Loans; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under this Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

11.18       Indemnification.  The Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the other Loan Documents, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party.  To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower.  The provisions of this Section 11.17 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

11.19       Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

11.20       Customer Identification — USA PATRIOT Act Notice.  The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Act.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan Agreement as of the date first above written.

Borrower:

KOSS CORPORATION, a Delaware corporation

By:

Name:

Title:

Agreed and accepted:

Bank:

HARRIS N.A., a national banking association

By:

Name:

Title:

EXHIBIT A

FORM OF REVOLVING NOTE

See attached.

EXHIBIT B

INTENTIONALLY DELETED

EXHIBIT C

COVENANT COMPLIANCE CERTIFICATE

See attached.